Exhibit 99.1

Kellogg Company News
For release:	April 23, 2012
Analyst Contact:	Simon Burton, CFA	(269) 961-6636
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG COMPANY ADJUSTS 2012 FULL-YEAR GUIDANCE AS THE RESULT OF

WEAKER-THAN-EXPECTED FIRST QUARTER PERFORMANCE

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced that it is lowering full-year 2012 financial guidance based on weaker-than-expected first quarter performance. The decline was driven by the Company’s European business, initial weak volume growth in certain U.S. categories, and the desire to continue to invest in future growth.

The Company’s first quarter 2012 reported net sales declined by 1.3 percent; internal net sales, which exclude the impact of foreign exchange translation and the impact of acquisitions and divestitures, were approximately unchanged from the level posted in the first quarter of 2011. Reported operating profit decreased by 6.5 percent and internal operating profit declined by 6.1 percent. The company’s first quarter reported earnings were $1.00 per share, also unchanged from the level posted in the first quarter of 2011. Earnings per share in the first quarter of 2012 benefited by $0.05 from hedges related to the pending acquisition of the Pringles business.

The Company now expects that full-year internal net sales will increase at a rate between 2 and 3 percent. Full-year internal operating profit is expected to decrease at a rate between 2 and 4 percent as the result of the slower sales growth and continued investment in the business. Consequently, the Company expects that reported earnings, which include the expected impact of the acquisition of Pringles, will be in a range of $3.18 to $3.30 per share; the Company anticipates that the acquisition will lower earnings per share by an amount between $0.06 and $0.11 per share, including the benefit from the hedges detailed previously.

“We are obviously disappointed with the performance of the Company in the first quarter of 2012,” said Kellogg Company’s president and CEO, John Bryant. “We faced more significant challenges in both Europe and in some categories in the U.S. than we expected. We have recognized and are addressing these issues, and have provided revised guidance that allows us to continue to invest in the business. This investment is at the core of our operating principles, it’s the right thing to do for the health of the business, and it will help drive future growth.”

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Conference Call / Webcast

Kellogg will host a conference call to discuss these results on April 26, 2012 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (888) 338-8373 in the U.S., and (973) 872-3000 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

Driven to enrich and delight the world through foods and brands that matter, Kellogg Company (NYSE: K) is the world’s leading producer of cereal and a leading producer of snacks and frozen foods. Every day, our well-loved brands – produced in 17 countries and marketed in more than 180 countries – nourish families so they can flourish and thrive. With 2011 sales of more than $13 billion, these brands include Cheez-It®, Coco Pops®, Corn Flakes®, Eggo®, Frosted Flakes®, Kashi®, Keebler®, Kellogg’s®, Mini-Wheats®, Pop-Tarts®, Rice Krispies®, Special K®, and many more. To learn more about Kellogg Company, including our corporate responsibility initiatives and rich heritage, please visit www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the pending acquisition of the Pringles® business, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to complete the acquisition of the Pringles® business and the realization of the anticipated benefits from the acquisition in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.